Pricing Sheet Relating to Preliminary Terms No. 166
Registration Statement No. 333-131266
Dated December 29, 2006
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities and Commodities

January 2007
PLUS based on a Hybrid Equity/Commodity Basket
Performance Leveraged Upside SecuritiesSM

PRICING TERMS – January 24, 2007
Issuer:	Morgan Stanley
Issue price:	$10
Stated principal amount:	$10
Aggregate principal amount :	$17,000,000
Pricing date:	January 24, 2007
Settlement date:	January 31, 2007
Interest:	None
Principal protection:	None
Maturity date:	February 29, 2008
Underlying basket:	Basket Components		Weighting
	S&P 500 Index (“Index”)		50.000%
	Copper-Grade A (“Copper”)		16.667%
	Primary Nickel (“Nickel”)		16.667%
	Special High Grade Zinc (“Zinc”)		16.667%
Payment at maturity (per PLUS):	If basket performance factor is greater than 0%:
   $10 + leveraged upside payment;
In no event will the payment at maturity exceed the maximum payment at maturity.
If basket performance factor is less than or equal to 0%:
    $10 x (1 + basket performance factor)
	This amount will be less than or equal to the stated principal amount of $10.
Maximum payment at maturity:	$14.00 (140% of stated principal amount)
Leveraged upside payment:	$10 x basket performance factor x leverage factor
Leverage factor:	160%
Basket performance factor:	Sum of the weighted performance values of each of the basket components
Performance value:	[(Final average value – initial value) / initial value] x weighting
Initial value:	Index:	1,440.13
	Copper:	5,617.50
	Nickel:	41,205.00
	Zinc:	3,808.00
Final average value:	Index:	Average of the closing values over the averaging period
	Copper, Nickel, Zinc:	Average of the closing cash offer prices over the averaging period.
Averaging period:	January 20, 2008 – February 20, 2008
CUSIP:	61750V816
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions (1)	Proceeds to Company
	Per PLUS	$10.00	$0.15	$9.85
	Total	$17,000,000	$255,000	$16,745,000

(1)For additional information, see “Supplemental Information Concerning Plan of Distribution” in the pricing supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Pricing Supplement No. 166, dated December 29, 2006
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006